EXHIBIT 99.1

O.I. Corporation Announces Results for Second Quarter of 2010

College Station, Texas---August 16, 2010—O.I. Corporation (NASDAQ: OICO) today announced its results for the three months ended June 30, 2010.  These results are summarized below.

The limited information contained in this press release is not adequate information upon which to make an informed investment decision.   Accordingly, we urge investors to read our Annual Report on Form 10-K for the year ended December 31, 2009 which we filed with the Securities Exchange Commission (SEC) on March 15, 2010.  Additional information regarding our second quarter performance is available in our Quarterly Report on Form 10-Q which we filed with the SEC earlier today.  This document is available on our website at www.oico.com/oicorp and the SEC’s website at www.sec.gov.

O.I. CORPORATION
FINANCIAL HIGHLIGHTS
(in thousands, except earnings per share amounts)

	Three Months Ended June 30
	2010	2009
Net revenues	$6,444	$4,876
Operating income (loss)	766	(3)
Income before income taxes	772	13
Provision for income taxes	316	-
Net income	456	13

Basic earnings per share	0.19	0.01
Diluted earnings per share	0.19	0.01

Balance Sheet Data
	June 30,	December 31,
Assets	2010	2009
Cash and investments	$5,071	$4,614
Accounts receivable	5,782	4,371
Inventories	5,404	5,657
Other current assets	1,311	1,828
Total current assets	17,568	16,470
Long-term assets	3,979	4,117
Total assets	$21,547	$20,587
Liabilities and Stockholders' Equity
Total liabilities	$3,298	$2,895
Stockholders' equity:	18,249	17,692
Total liabilities and stockholders' equity	$21,547	$20,587

Selected Data

The following table provides additional information regarding free cash flow, a non-GAAP measure, and book value per share.

	Six Months Ended
	June 30,	June 30,
$(000)	2010	2009
Net income (loss)	$761	$(483)
Net interest income	(20)	(27)
Tax expense (benefit)	456	(244)
Depreciation/amortization expense	240	271
EBITDA	1,437	(483)

Capital expenditures	(130)	(37)
Free cash flow	$1,307	$(520)

Period end Shares Outstanding	2,361,628	2,355,223
Period end Book Value per share	$7.73	$7.35

About O.I. Corporation:
O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases.  Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical.  Headquartered in College Station, Texas, the Company's products are sold worldwide.

Visit the Company's web site at:
http://www.oico.com

Investor Relations:
Bruce Lancaster
Chief Executive Officer &
Chief Financial Officer
979.690.1711